Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Israel Amplify Program Corp. (the “Company”) on Form S-1 of our report dated March 26, 2021, with respect to our audit of the financial statements of Israel Amplify Program Corp. as of March 15, 2020 and for the period from March 5, 2021 (inception) through March 15, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Tel Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER

March 26, 2021	KOST FORER GABBAY & KASIERER

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